 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2012

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio		45830-1241
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On May 1, 2012, United Bancshares, Inc. (the “Company”) announced that Daniel W. Schutt informed the Board of Directors (the “Board”) of his decision to retire as President and Chief Executive Officer, effective August 1, 2012.  Mr. Schutt plans to remain on the Company’s Board and the board of the Company’s wholly owned subsidiary, The Union Bank Company (the “Bank”).  After review by the Compensation Committee, the Company’s Board has requested and Mr. Schutt has agreed to remain available to the Company for future consultation under certain arrangements for a period of two years. The press release announcing Mr. Schutt’s retirement is furnished as Exhibit 99.1 to this Form 8-K.

(c)

On May 1, 2012, the Company announced that Brian D. Young was elected President and Chief Executive Officer of the Company and Chief Executive Officer and Chairman of the Bank, effective August 1, 2012.  Previously, Mr. Young, 45, served as Chief Financial Officer, Treasurer and Executive Vice President of the Company and as President and Chief Operations Officer of the Bank. The press release announcing Mr. Young’s election is furnished as Exhibit 99 to this Form 8-K.

The Compensation Committee of the Board is in the process of finalizing modifications to Mr. Young’s compensation as a result of the changes to his employment described above.  The Company plans to file an amendment to this Form 8-K when the Board has approved Mr. Young’s compensation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of United Bancshares, Inc. issued May 1, 2012:

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: May 1, 2012	By: /s/James N. Reynolds
James N. Reynolds Chairman, United Bancshares, Inc.

Exhibit 99.1

On May 1, 2012, United Bancshares, Inc. issued the following release:

Board Announces Daniel W. Schutt's Retirement,

Names Brian D. Young as Successor

On behalf of the United Bancshares, Inc. Board of Directors, I am announcing that President and CEO, Daniel W. Schutt has decided to retire effective August 1, 2012.  The Board has named as his successor Brian D. Young, currently the Corporation’s Executive Vice President, Treasurer and Chief Financial Officer and President of the Company’s wholly owned subsidiary The Union Bank Company.  Mr. Young will assume his new responsibilities immediately upon Dan’s retirement.

On behalf of the Board, I commend Dan's extraordinary commitment to United Bancshares, Inc. and its shareholders, customers, and employees.  During his tenure as President and CEO and despite the challenging economic environment and tremendous stress to the country’s financial system, the Company has performed admirably.

Mr. Schutt served as the Bank’s President and Chief Operations Officer from 1998 to 2002.  In 2005, he rejoined us as the President and CEO of the Company and President, CEO and Chairman of the Bank. Over the years Mr. Schutt has also served in numerous positions in support of the banking industry through the Ohio Bankers League and the American Banking Association.  After his retirement, Mr. Schutt will continue to add value by remaining on the boards of both United Bancshares, Inc. and The Union Bank Company.  He will also serve as a consultant to Bank management, further leveraging his over 40 years of banking experience.

Mr. Young began his career with the Company in 2001 as Chief Financial Officer of the Company and Bank where he was responsible for all aspects of the Company’s finance and accounting functions.  In 2002, he was also named Treasurer of United Bancshares, Inc. In 2005, he was promoted to Executive Vice President of the Company and Bank and, in 2008, he was elected to the Board of Directors of the Bank.  Then in 2010, he was promoted to his current position as the Bank’s President and Chief Operations Officer.

Mr. Young is a graduate of Cedarville University and the Stonier Graduate School of Banking. He is a Certified Public Accountant and a member of the Ohio Bankers League’s Government Relations Council, The American Institute of Certified Public Accountants, and The Ohio Society of CPAs. Mr. Young serves on the Board of Directors of the Putnam County YMCA and participates in various other community organizations.

The Board's unanimous decision to name Mr. Young as successor to Mr. Schutt reflects our confidence in their coordinated management approach over the past seven years, as well as, Mr. Young's individual performance. Please join me in offering Dan our very best wishes and Brian our congratulations.

James N. Reynolds

Chairman, United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio  45830